Wells REIT Internalizes Advisor Companies

Largest Nontraded Office REIT to Become Self-Advised

NORCROSS, Ga. (April 16, 2007) - Wells Real Estate Investment Trust Inc. today acquired its advisor companies, making the REIT self-advised.

Wells REIT is a public, nontraded REIT specializing in Class-A office properties. It becomes the largest nontraded office REIT to internalize its management. The transaction was approved in a stockholder vote last week, and closed today.

Pursuant to its charter, Wells REIT is required to list its shares on a national stock exchange or begin to liquidate its assets by Jan. 30, 2008. Most publicly traded REITs are self-advised, and Wells REIT indicated in its proxy filings that its board of directors now intends to consider listing on a national exchange as an option, assuming market conditions and other factors are desirable. The REIT has previously been advised by entities affiliated with Wells Real Estate Funds.

"Internalizing should mean benefits for the financial operations of the REIT over time, and it's generally considered to be advantageous for listing on a national stock exchange," said Donald A. Miller, CFA, president and CEO, Wells REIT.

"This is a milestone for the REIT," Miller added. "With more than $5 billion in property assets, our REIT ranks as one of the leading office property owners in the United States, with a truly outstanding portfolio. We believe that this transaction will help position the REIT to advance to the next phase in its operations."

Wells REIT began operations in June 1998, and was closed to new investors in 2003. Wells REIT's shares are not currently traded on a national exchange; rather, the fund was marketed by Wells Real Estate Funds at a fixed share price.

Wells REIT is the largest fund launched by Wells Real Estate Funds, a national real estate investment company based in suburban Atlanta, and currently has more than 100,000 stockholders.

Wells REIT currently owns more than $5 billion in assets, including 82 buildings in 23 states (including Washington, D.C.). Its properties, covering more than 21 million square feet, include Chicago's Aon Center -- third tallest building in the United States -- and the corporate headquarters of such companies as Cingular/AT&T Wireless, U.S. Bancorp and Nestlé USA. Across the portfolio, Wells REIT properties are 95 percent leased, with an average rated-tenant credit rating of A+. For more information, see www.wellsreit.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. Wells REIT is closed to new investors.

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